Exhibit 99.1
Origen Financial Announces Third Quarter 2007 Results;
Declares Dividend of $0.09 Per Share
Wednesday November 7, 7:07 pm ET
SOUTHFIELD, Mich., Nov. 7 /PRNewswire-FirstCall/ — Origen Financial, Inc. (Nasdaq: ORGN - News), a real estate investment trust that originates and services manufactured housing loans, today announced net income of $2.8 million, or $0.11 per share, for the quarter ended September 30, 2007, compared with net income of $1.8 million, or $0.07 per share, for the quarter ended September 30, 2006, an increase of 56 percent. Origen’s Board of Directors declared a dividend payment for the third quarter of $0.09 per share to be paid to holders of Origen’s common stock of record on November 19, 2007. The dividend will be paid on November 30, 2007, and will approximate $2.3 million. The Board of Directors takes into consideration the differences between net income as determined by Generally Accepted Accounting Principles (“GAAP”) and estimated REIT taxable net income in the determination of dividend payments.
Highlights for Quarter
Loan origination volume increased 31 percent to $92.8 million versus a year ago.
—	Loans processed for third parties totaled $31.1 million for the quarter, an increase of 98 percent over the third quarter 2006.

—	Total revenue increased 26 percent to $29.3 million versus $23.2 million for the prior year quarter.

—	Non-performing loans as a percent of average outstanding loan principal balances decreased to 0.5 percent from 0.6 percent at September 30, 2006.

—	A $15 million financing was completed consisting of a $10 million one-year note and a $5 million one-year note and a $5 million one-year note convertible into common shares of Origen stock at $6.24 per share. Each note bears interest of 8 percent per year and five year warrants were issued to the lender, an affiliate of one of Origen’s principal shareholders, to purchase 500,000 shares of Origen common stock at an exercise price of $6.16.
     Financial Highlights
—	Interest income was $23.7 million for the third quarter 2007, an increase of 26 percent, primarily due to a 28 percent increase over the same period a year ago in the average owned loan portfolio. Non-interest income increased 27 percent over the prior year’s third quarter to $5.6 million.

—	Interest expense for the third quarter 2007 increased 36 percent to $15.6 million from $11.5 million for last year’s third quarter as a result of increased borrowings relating to loan originations, as well as increases in the LIBOR benchmark rate on Origen’s warehouse line of credit.

—	The provision for credit losses was $2.2 million for the third quarter 2007 compared with $1.6 million for the same quarter 2006, an increase of 38 percent. The provision for the 2006 quarter was favorably impacted by a reduction of approximately $600,000 in the portion of the loan loss allowance initially established in year 2005 to recognize the impact of estimated damage by hurricanes Rita and Katrina. No such reduction occurred in the 2007 quarter. Absent the 2006 quarter benefit, the 2007 quarter would have reflected no increase in provision by comparison. As a percentage of average outstanding loan principal balances, total net charge-offs, on an annualized basis, decreased to 0.7 percent for the 2007 quarter as compared to 0.9 percent for the 2006 quarter.

—	Third quarter 2007 non-interest expenses were $8.7 million, a 4 percent increase compared with $8.4 million for the year ago quarter. Most of the $0.3 million increase was personnel related, primarily attributable to accrued amounts relating to merit compensation.

—	At September 30, 2007, loans 60 or more days delinquent were 0.8 percent of the owned loan portfolio compared to 0.9 percent at both December 31, 2006, and September 30, 2006. Net charge-offs totaled $2.0 million for the third quarter 2007, unchanged from the third quarter 2006.
     Events Subsequent to Quarter-end
—	On October 16, 2007, Origen completed a $127 million securitization transaction, Manufactured Housing Contract Trust 2007-B, consisting of a single AAA rated floating rate class of asset-backed notes, which were sold to a qualified institutional buyer.
Ronald A. Klein, Origen’s chief executive officer, stated, “We are very pleased with Origen’s performance during the third quarter. During a period of extreme turmoil in credit markets, we increased our quarterly earnings more than 50 percent over the 2006 third quarter while maintaining, and even increasing, our already high credit standards. While the manufactured housing industry continues to struggle, with September shipments down 14 percent compared with September 2006, and year-to-date shipments down 22 percent from last year, we were able to increase our originations 30 percent over last year’s third quarter. Also, our third party originations increased 98 percent over the year ago period. Most importantly, the credit performance of our loan portfolio continues to exceed our expectations with our 30+ delinquency for the quarter approximately 20 percent lower than our excellent levels of third quarter 2006.”
Mr. Klein added, “Like most other financial businesses, we have been impacted by the global credit and liquidity crunch generally attributed to sub-prime mortgage defaults and foreclosures occasioned by falling housing values and lenient lending practices. The resulting tightening of credit criteria and withdrawal of liquidity by banks and other lenders has had a broad effect, impacting companies like Origen that had no direct exposure to sub-prime mortgage loans. We were subjected to margin calls and market value adjustments on our credit facilities despite our continued excellent loan performance. We met these margin calls and raised an additional $15 million of short-term capital to bolster our liquidity and strengthen our financial position. The ongoing uncertainty and credit stress in the housing and capital markets, and the resulting lack of liquidity, have caused credit spreads on all structured finance products to widen substantially, increasing our cost of funds beginning in September. We anticipate that credit spreads will remain at abnormally wide levels for an extended period of time. Despite the challenging conditions, the strong credit performance of our originated loans allowed us to execute a profitable securitization in October. Many lenders have been unsuccessful in accessing securitization markets, so we are extremely pleased that we were able to place all our bonds with a single, large institutional investor.
“We continued to see good performance in October. While we have tightened our credit requirements, and manufactured housing shipments remain depressed, our originations increased over last October. As we enter a period of tougher competition, along with tightened credit, we expect that our growth in originations will slow until we see meaningful increases in industry shipments. Our credit performance remained strong in October as we continue to see better than expected delinquency and default results.”
Mr. Klein further stated, “Conditions in the credit markets continue to be highly volatile, uncertain and beyond our control. We are continuously working to improve our capital position to allow us to meet these market challenges and we will act on opportunities to raise capital that are consistent with maximizing our shareholders’ value. We continue to focus on originating high quality loans. It is worth re-emphasizing that we only make fixed rate, fully documented and fully verified loans that provide value to our customers. We publish the performance of all our securitized loans, with loan level detail, on our website every month. We believe our transparency and dedication to sound lending practices have contributed to our ability to outperform in very difficult market conditions. We continue to work hard every day to maintain and further this success.”
Earnings Call and Webcast

A conference call and webcast have been scheduled for November 8, 2007, at 11:00 a.m. Eastern Time to discuss third quarter results. The call may be accessed on Origen’s web site at http://www.origenfinancial.com or by dialing 877-857-6177. A replay will be available through November 18, 2007 by dialing 888-203-1112, passcode 6298454. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events. ORGN-E,ORGN-D,ORGN-G
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non- conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit
http://www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	September 30,	December 31,
	2007	2006
ASSETS

Assets
Cash and Equivalents	$14,824	$2,566
Restricted Cash	15,665	15,412
Investment Securities	41,885	41,538
Loans Receivable	1,157,006	950,226
Premises & Equipment	3,132	3,513
Goodwill	32,277	32,277
Other Assets	28,182	27,535
Total Assets	$1,292,971	$1,073,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$238,687	$131,520
Securitization Financing	786,971	685,013
Repurchase Agreements	16,894	23,582
Note Payable	14,445	2,185
Other Liabilities	31,303	26,303
Total Liabilities	1,088,300	868,603

Equity	204,671	204,464

Total Liabilities and Equity	$1,292,971	$1,073,067

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest Income
Total Interest Income	$23,656	$18,807	$67,063	$54,072
Total Interest Expense	15,628	11,451	42,637	31,328
Net Interest Income Before Loan Losses	8,028	7,356	24,426	22,744
Provision for Loan Losses	2,191	1,598	5,785	4,924
Net Interest Income After Loan Losses	5,837	5,758	18,641	17,820
Non-interest Income	5,632	4,362	15,928	12,750
Non-interest Expenses:
Total Personnel	5,946	5,719	18,863	17,986
Total Loan Origination & Servicing	395	402	1,454	1,114
State Taxes	115	76	352	251
Total Other Operating	2,234	2,169	6,579	6,327
Total Non-interest Expenses	8,690	8,366	27,248	25,678
Net Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	2,779	1,754	7,321	4,892
Income Tax Benefit	(51)	—	(43)	—
Net Income Before Cumulative Effect of Change in Accounting Principle	2,830	1,754	7,364	4,892
Cumulative Effect of Change in Accounting Principle	—	—	—	46
Net Income	$2,830	$1,754	$7,364	$4,938
Weighted Average Common Shares Outstanding, Basic	25,365,778	25,203,558	25,289,680	25,099,157
Weighted Average Common Shares Outstanding, Diluted	25,431,398	25,247,421	25,382,607	25,174,272
Earnings Per Share on Basic Average Shares Outstanding	$0.11	$0.07	$0.29	$0.20
Earnings Per Share on Diluted Average Shares Outstanding	$0.11	$0.07	$0.29	$0.20